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                                  March 1, 2001

InterDigital Communications Corporation
781 Third Avenue
King of Prussia, PA 19406

         Re:  Registration Statement on Form S-8

Dear Sir or Madam:

         Reference is made to a Registration Statement on Form S-8 of InterDigital Communications Corporation (the "Company") which is being filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

         The Registration Statement covers 7,374,103 shares of Common Stock, $.01 par value per share, of the Company (the "Shares"), which may be issued by the Company upon exercise of options granted or available for grant under the Company's 2000 Stock Award and Incentive Plan (the "Plan").

         I have examined the Registration Statement, including the exhibits thereto, the Company's Articles of Incorporation, as amended, the Company's By-Laws, the Plan and such other documents as I have deemed appropriate. In the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the authenticity of all documents submitted to me as copies of originals.

         Based upon the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the terms of, and upon exercise of the options granted under, the Plan, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                     Sincerely,



                                                     /s/ William J. Merritt